Exhibit 99.3

March 9, 2006

CONFIDENTIAL

Board of Directors
724 Solutions, Inc.
20 York Mills Road, Suite 201
Toronto, ON
Canada M2P 2C2

Gentlemen:

          We are pleased to submit this revised letter summarizing the principal terms upon which investment funds affiliated with Austin Ventures (“Austin Ventures”) would potentially acquire (the “Acquisition”) the entire outstanding equity interests in 724 Solutions, Inc. (“724”).  With over $2.9 billion in investment capital, Austin Ventures has invested in over 150 companies and is one of the most active investors in the country.  As 724’s largest single shareholder and creditor, Austin Ventures has the resources and expertise to close the Acquisition expeditiously and non-disruptively.

          1.          Proposed Terms.  The Acquisition would be subject to a Plan of Arrangement through which Austin Ventures would acquire all outstanding common shares not currently held by Austin Ventures for a cash amount per share equal to US$3.34.  Options to purchase common shares would be cashed-out as part of the Acquisition.  The Acquisition would not be subject to any financing condition.

          2.          Due Diligence.  Austin Ventures believes that it has substantial familiarity with 724 and accordingly would only require a limited amount of due diligence.  Austin Ventures intends to have its due diligence investigation completed prior to entering into a definitive arrangement agreement.

          3.          Employee Arrangements.  Austin Ventures intends to retain 724’s existing management and employees in their respective roles.  Austin Ventures anticipates that members of senior management would enter into employment agreements at the time of signing the arrangement agreement to become effective upon the closing of the Acquisition.

          4.          Transaction Documentation.  Austin Ventures would prepare an arrangement agreement and related documentation reflective of a transaction between a company and its largest shareholder.  The obligations of the parties to close the Acquisition would be subject to customary closing conditions to be set forth in the definitive agreements including, without limitation, the accuracy of representations and the performance of covenants, the absence of any material and adverse change, the absence of any pending or threatened litigation that could prevent the Acquisition or result in a determination that the conduct of the parties was unlawful, the receipt of requisite corporate approvals, the receipt of a valuation by an independent valuator, the receipt and review of the March 31, 2006 financial statements, and the receipt of all necessary approvals, consents, orders and waivers of courts and other governmental agencies, exchanges and other third parties (and the expiration of any applicable waiting periods).  The agreement would contain other customary provisions including a requirement that the 724 board of directors (subject to its fiduciary obligations) recommends that the shareholders adopt and approve the Plan of Arrangement, a requirement that 724 submit the Plan of Arrangement to its shareholders notwithstanding any change in the recommendation of the board of directors, and standard no-shop provisions subject to a fiduciary out, termination fee and reimbursement of reasonable expenses consistent with Canadian precedent.

Austin Ventures acknowledges that 724 does not intend to enter into an arrangement agreement reflecting the principal terms set out in this letter unless and until it has received a favorable fairness opinion from its financial advisor and a valuation by an independent valuator supportive of the proposed cash purchase price.

THE PARTIES SHALL HAVE NO OBLIGATION TO CONSUMMATE THE ACQUISITION UNLESS AND UNTIL A SEPARATE DEFINITIVE ARRANGEMENT AGREEMENT IS EXECUTED AND DELIVERED BY EACH PARTY THERETO AND SUBJECT IN ALL RESPECTS TO THE SATISFACTION OF THE CONDITIONS CONTAINED IN SUCH AGREEMENT AND THIS LETTER.

          5.          Other Negotiations.  724 will promptly notify Austin Ventures regarding any bonafide offer or proposal by any third party regarding any acquisition or financing of 724, including any proposed or preliminary terms of an acquisition or financing and any revision thereof.

          6.          Continuation of Business.  724 agrees to continue to preserve and operate the business of 724 in the ordinary course, consistent with past practices, including preserving its existing business organization, assets, and relations with its employees, suppliers, customer and others with whom it has a business relationship.

          7.          Governing Law.  This letter shall be governed by the internal laws of the State of Delaware applicable to contracts wholly executed and performed therein; provided, however, that to the extent this letter and the conduct of the parties in respect hereof are covered by the internal affairs doctrine, the laws of the applicable jurisdiction shall apply.

          8.          Termination. This letter will terminate in four calendar weeks from the date hereof or any earlier date upon a written notification from either party.

          Austin Ventures and its advisors are prepared to work diligently towards completing the Acquisition; however, Austin Ventures will not do so if the parties cannot agree to the terms of this proposal by 5:00pm CST on March 16, 2006.  Please contact me at (512) 485-1900 if you have any questions regarding the content of this letter.  Otherwise, please indicate the concurrence of 724 with this letter by executing it in the space provided below and returning the executed copy to my attention at your earliest convenience.  I look forward to the successful completion of the discussions contemplated by this letter.

Very truly yours,

/s/ Joseph C. Aragona

Joseph C. Aragona
General Partner

Agreed to and accepted this 9th day of March, 2006:

724 Solutions, Inc.

By:	/s/ J. Ian Giffen

Name:	J. Ian Giffen

Title:	Chairman